Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Related to Preliminary Prospectus Supplement Dated March 13, 2017

Registration No. 333-211394

BMC STOCK HOLDINGS, INC. ANNOUNCES COMMENCEMENT OF PUBLIC OFFERING BY SELLING STOCKHOLDERS

Atlanta, GA – March 13, 2017 – BMC Stock Holdings, Inc. (NASDAQ: BMCH) (“BMC”) announced today the commencement of a public offering of 5,680,165 shares of its common stock by certain stockholders, including affiliates of The Gores Group, LLC and affiliates of Davidson Kempner Capital Management LP pursuant to a prospectus supplement filed with the Securities and Exchange Commission (the “SEC”). No shares of common stock are being sold by BMC.

Goldman, Sachs & Co. is serving as the underwriter and sole book-running manager for the offering. The offering will be made only by means of a prospectus.

The shelf registration statement relating to these securities was filed with the SEC on May 16, 2016. Before you invest, you should read the prospectus in that registration statement and other documents BMC has filed with the SEC for more complete information about the issuer and this offering. Copies of the registration statement, prospectus supplement and accompanying prospectus can be accessed for free through the SEC’s website at www.sec.gov. Alternatively, copies of the preliminary prospectus supplement and accompanying prospectus related to the offering may be obtained from: Goldman, Sachs & Co., Attn: Prospectus Department, 200 West Street, New York, NY 10282, by telephone at (212) 902-1171, by facsimile at 212-902-9316, or by e-mailing prospectus-ny@ny.email.gs.com. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About BMC Stock Holdings, Inc.

Headquartered in Atlanta, Georgia, BMC is one of the nation’s leading providers of diversified building products and services to professional builders and contractors in the residential housing market. BMC’s comprehensive portfolio of products and services spans building materials, including millwork and structural component manufacturing capabilities, consultative showrooms and design centers, value-added installation management and an innovative eBusiness platform capable of supporting all of BMC’s customers’ needs. BMC serves 42 metropolitan areas across 17 states, principally in the fast-growing South and West regions.

Forward-Looking Statements

This press release contains forward-looking statements, which are subject to substantial risks, uncertainties and assumptions. You should not place undue reliance on these statements. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the offering of common stock will be effected or the terms upon which it will be consummated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact

BMC Stock Holdings, Inc.

Carey Phelps

(919) 431-1160